Exhibit 99.1

Owens-Illinois Reports Third Quarter 2004 Results; Debt levels reduced on strong cash flows

Toledo, Ohio, October 19, 2004 — Owens-Illinois, Inc., (NYSE:OI) today reported its third quarter 2004 financial results.

Earnings per share for the third quarter of 2004 were $0.42 (diluted) compared with $0.16 per share (diluted) for the third quarter of 2003.

Earnings in the third quarter of 2004 included a reduction in gross profit related to the step-up of BSN finished goods inventory as required by SFAS No. 141, which negatively impacted earnings by $0.12 per share.

• Third Quarter Earnings Highlights

•      Net earnings of $0.42 per share (diluted) vs. $0.16 per share (diluted) in 2003

•      Earnings from continuing operations of $0.40 per share (diluted) vs. $0.15 per share (diluted) in 2003

•      Earnings from continuing operations, exclusive of the BSN inventory step-up in 2004 and capacity curtailment and divestiture charges in 2003, were $0.52 vs. $0.43 in 2003

	3rd Quarter 2004		3rd Quarter 2003
	$ millions	EPS	$ millions	EPS

Net earnings	$69.0	$0.42	$28.9	$0.16

Earnings from continuing oper.	65.7	0.40	27.7	0.15

Earnings from continuing oper. exclusive of items listed in Note (1)	84.2	0.52	70.1	0.43

• Cash from operations improved 51% to $256.8 million

• Free cash flow improved to $147 million from $75 million

• Debt was reduced by $150 million through voluntary prepayments

• New asbestos filings declined 37%; cash payments reduced by 5%

Reconciliation of Third Quarter 2003 Earnings to Third Quarter 2004

Earnings per share from continuing operations, excluding the items listed in Note (1), were $0.52 per share for the third quarter of 2004 compared with $0.43 per share for the third quarter of 2003, an increase of $0.09 per share.  Improved pricing in Glass Containers and Plastics Packaging, productivity improvements, and overhead cost reductions, along with BSN operations, accounted for an increase of $0.20 per share over the prior year third quarter.  Increased interest expense, including the additional interest on borrowing for the BSN acquisition, accounted for a decrease of $0.05 per share.  Items that had an unfavorable effect on the quarterly comparisons were decreased pension income ($0.04 per share) and the write-off of finance fees from voluntary debt prepayments ($0.02 per share).

Also, in the third quarter of 2004, the Company reported that cash flows from operating activities rose to $256.8 million compared with $170.6 million in the year ago quarter - an increase of 51%.  Improved operations and significantly improved working capital management were the principal drivers behind this cash flow improvement.  Free cash flow (defined as cash flow from operating activities less capital spending) for the quarter was $147.1 million vs. $75.3 million in the third quarter of 2003.  Free cash flow for the first nine months of 2004 was $183.9 million compared with a negative $173.7 million for the same period a year ago.

The strong free cash flow during the first three quarters of 2004 allowed the Company to voluntarily prepay $150 million of term loan debt. Additionally, with the receipt of proceeds following the closing of the blow-molded plastic container divestiture on October 7, the Company paid down an additional $1.2 billion of term loan debt. On October 12, the Company received $82 million cash proceeds from the sale of its 20% equity interest in Consol Limited of South Africa, which were used to further reduce outstanding term loan debt.

“We are gratified by our execution against our cash flow priorities, while continuing to demonstrate positive momentum in underlying earnings,” said Steve McCracken, Owens-Illinois Chairman and Chief Executive Officer.

Business Review

Glass Containers Segment

Despite market reports of softness in some beer and beverage markets around the world, Segment EBIT in the third quarter of 2004 for the Glass Containers segment grew by $4.1 million or 2.0% from the third quarter a year ago.  Exclusive of the BSN inventory step-up, EBIT grew by $30.8 million, or approximately 15% from a year ago.  Unit shipment declines, increasing energy, raw material and transportation costs, as well as lower pension income were more than offset by improved pricing, currency translation, and operating efficiencies.

Plastics Packaging Segment

The Plastics Packaging Segment now consists of health care packaging such as prescription containers and medical devices, and closures including tamper-evident caps and dispensing systems. Segment EBIT results for the third quarter of 2004 grew by $5.2 million or 21.4% from the third quarter of 2003.  The improved EBIT results reflect higher unit shipments of both prescription products and closures, and a more favorable price and product sales mix.

Cash Flows

Higher EBIT, working capital reductions and lower asbestos spending were partially offset by higher cash interest expense and higher capital spending.

Interest Expense

Interest expense for continuing operations in the third quarter of 2004 was $120.8 million compared with $105.1 million in the third quarter of 2003.  The higher interest in the 2004 quarter reflects $28.4 million as a result of higher debt related to the BSN acquisition, and $4.6 million for the write-off of finance fees related to a $150 million voluntary prepayment of term loan debt. Partially offsetting this was $17.3 million due to lower interest rates resulting from the December 2003 repricing of the Senior Secured Credit Facility, along with interest savings resulting from the Company’s fixed-to-floating interest rate swap program on a portion of its fixed-rate debt.

Capital Spending

Capital spending for continuing operations for the third quarter of 2004 totaled $99.2 million, an increase of $23.7 million from the year ago quarter. The higher capital spending in the quarter was the result of BSN and the new Windsor, Colo., glass container plant. Combined, these two items totaled approximately $44 million, or approximately 44% of the capital spending in the quarter.  Reduction of base capital spending through enhanced capital efficiency was identified as one of the Company’s key liquidity improvement initiatives in 2003 and will remain so going forward.

Nine-Month Results

Segment EBIT from Continuing Operations for the nine months ending September 2004 increased by $62.6 million or 11.9%. Exclusive of the BSN inventory step-up, Segment EBIT grew by $93.0 million or approximately 18% from the year ago period.  Higher unit shipments for both the Company’s glass and plastics businesses, coupled with better prices and operating efficiencies, were only partially offset by higher energy and transportation costs and lower pension income.

Consolidated Debt

Consolidated debt at September 30, 2004, was $6.587 billion, compared with $5.502 billion at September 30, 2003.  The acquisition of BSN Glasspack on June 21, 2004, increased debt by $1.360 billion.  The Company’s cash balance at September 30, 2004, was $262.1 million compared with $148.3 million at September 30, 2003.

The Company’s free cash flow generation for the first three quarters of 2004 was $183.9 million compared with a negative $173.7 million for the same period a year ago.

With the receipt of proceeds following the closing of the blow-molded plastic container divestiture on October 7, the Company paid down an additional $1.2 billion of term loan debt. On October 12, the Company received $82 million cash proceeds from the sale of its 20% equity interest in Consol Limited of South Africa, which were used to further reduce outstanding term loan debt.

Asbestos

	Three months ended		Nine months ended
	2004	2003	2004	2003
Cash payments (millions)	$54.4	$57.3	$150.3	$157.2
New filings	3,700	5,900	11,300	22,900
Pending cases			35,000	29,000

Asbestos-related cash payments in the third quarter of 2004 were $54.4 million, compared with $57.3 million for the third quarter of 2003.  For the nine months ended September 2004, asbestos-related payments of $150.3 million compare with payments of $157.2 million for the nine months ended September 2003.  New claim filings in the third quarter of 2004 were down approximately 37% from the same period a year ago, continuing their downward trend. For the nine-month period ended September 2004, new filings have declined approximately 50% from the nine-month period ending September 2003. As of September 30, 2004, the number of asbestos-related lawsuits and claims pending against the Company was approximately 35,000, up from approximately 29,000 pending claims at December 31, 2003, due to a lower rate of claim disposition than in the comparable earlier period.  Additionally, the Company believes that a significant number of those pending cases have exposure dates after the Company’s 1958 exit from the business, for which the Company takes the position that it has no liability or are subject to dismissal because they were filed in improper forums.  The Company anticipates that cash flows from operations and other sources will be sufficient to meet its asbestos-related obligation on a short-term and long-term basis.  The Company expects to conduct its annual comprehensive review of its asbestos-related liabilities and costs in connection with finalizing and reporting its results for the full year 2004.

Outlook

The Company expects continued positive cash flows and growing underlying EBIT.  EBIT pressures related to increasing costs for transportation, raw materials, energy and product substitutions versus plastic should be more than offset by European acquisition synergies, global initiatives in procurement, improved capital efficiency, product substitutions versus alternatives and industry consolidation.

McCracken further commented that “With the execution of the blow-molded plastic container sale and our voluntary prepayment of bank debt, our turnaround and transformation agenda passed some important milestones.  However, we know that we must continue to execute against our primary priorities and core strategies to ensure positive cash flows and continuous earnings improvements moving forward.”

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) consolidation among competitors and customers, (10) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the performance by customers of their obligations under purchase agreements, and (13) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

Company Profile

Owens-Illinois is the largest manufacturer of glass containers in the world, with leading positions in Europe, North America, Asia Pacific and South America. O-I is also a leading manufacturer of health care packaging and specialty closure systems.

Conference Call

As announced previously, a conference call to discuss the Company’s latest results will be held Wednesday, October 20, 2004, at 8:30 a.m., Eastern Time.  A live webcast and a replay of the conference call will be available on the Internet at the Owens-Illinois web site (www.o-i.com). The conference call also may be accessed by dialing 888-733-1701 U.S. and Canada) or 706-634-4943 (International) by 8:20 a.m. (Eastern Time) on October 20.  Ask for the Owens-Illinois conference call.  A replay of the call will be available from approximately 11:30 a.m. (Eastern Time) on October 20 through 11:59 p.m. on Friday, October 29.  In addition to the Owens-Illinois web site, the replay also may be accessed by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (International).  The conference ID number to access the replay is 5293591.

Additional information

Certain additional information regarding third quarter sales, EBIT and EPS comparisons to prior year is available at the Owens-Illinois web site, www.o-i.com, in the Investor Relations section under “Annual Reports and Presentations.”

	Three months ended Sept. 30,
Note (1)	2004	2003
Earnings from continuing operations	$0.40	$0.15
Items that management considers not representative of ongoing operations:

A) A reduction of gross profit related to the step-up of BSN finished goods inventory, net of statutory tax rates	0.12
B) Provision for loss on sale of Specialty Closures assets		0.16
C) Capacity curtailment charge for Hayward, CA glass plant		0.12
Earnings from continuing operations before items that management considers not representative of ongoing operations	$0.52	$0.43

CONTACT:           OWENS-ILLINOIS, Sara Theis, 419-247-1297

Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at http://www.o-i.com; or at http://www.prnewswire.com.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Three months ended September 30,
	2004	2003

Revenues:
Net sales	$1,717.8	$1,313.4
Royalties and net technical assistance	4.3	3.8
Equity earnings	7.5	6.6
Interest	3.5	3.2
Other	4.9	5.9
	1,738.0	1,332.9
Costs and expenses:
Manufacturing, shipping, and delivery	1,390.0	1,018.6
Research and development	5.2	7.3
Engineering	8.9	7.1
Selling and administrative	97.0	80.6
Interest	120.8	105.1
Other (b)	11.9	74.5
	1,633.8	1,293.2

Earnings from continuing operations before items below	104.2	39.7

Provision for income taxes	29.8	4.0

Minority share owners’ interests in earnings of subsidiaries	8.7	8.0
Earnings from continuing operations	65.7	27.7
Net earnings of discontinued operations	3.3	1.2
Net earnings	$69.0	$28.9

Earnings from continuing operations	$65.7	$27.7

Less convertible preferred stock dividends	(5.4)	(5.4)

Available to common share owners	$60.3	$22.3

Basic earnings per share of common stock:

Earnings from continuing operations	$0.40	$0.15
Net earnings of discontinued operations	0.02	0.01
Net earnings	$0.42	$0.16

Weighted average shares outstanding (000s)	148,053	146,936

Diluted earnings per share of common stock:

Earnings from continuing operations	$0.40	$0.15
Net earnings of discontinued operations	0.02	0.01
Net earnings	$0.42	$0.16

Diluted average shares (000s)	149,923	147,827

(a)           Amounts related to the Company’s plastic blow-molded container business have been reclassified to discontinued operations as a result of the October 2004 sale of that business.

(b)           Amount for 2003 includes charges of $37.4 million ($23.4 million after tax) for the estimated loss on the sale of certain closures assets and $28.5 million ($17.8 million after tax) for the permanent closure of the Hayward, California glass container factory.  The after-tax effect of these two charges is a reduction in earnings per share of $0.28.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Nine months ended September 30,
	2004	2003

Revenues:
Net sales	$4,402.7	$3,711.5
Royalties and net technical assistance	15.0	12.0
Equity earnings	22.2	20.2
Interest	10.2	17.3
Other (b)	34.8	15.2

	4,484.9	3,776.2
Costs and expenses:
Manufacturing, shipping, and delivery	3,543.3	2,942.8
Research and development	18.2	20.5
Engineering	25.9	23.8
Selling and administrative	260.4	231.5
Interest (c)	324.4	324.9
Other (d)	17.4	117.3
	4,189.6	3,660.8

Earnings from continuing operations before items below	295.3	115.4

Provision for income taxes	82.7	36.7

Minority share owners’ interests in earnings of subsidiaries	22.2	16.7

Earnings from continuing operations	190.4	62.0
Net earnings of discontinued operations	9.6	18.3
Net earnings	$200.0	$80.3

Earnings from continuing operations	$190.4	$62.0

Less convertible preferred stock dividends	(16.1)	(16.1)

Available to common share owners	$174.3	$45.9

Basic earnings per share of common stock:

Earnings from continuing operations	$1.18	$0.31
Net earnings of discontinued operations	0.06	0.13
Net earnings	$1.24	$0.44

Weighted average shares outstanding (000s)	147,561	146,894

Diluted earnings per share of common stock:

Earnings from continuing operations	$1.17	$0.31
Net earnings of discontinued operations	0.06	0.13
Net earnings	$1.23	$0.44

Diluted average shares (000s)	149,098	147,624

(a)           Amounts related to the Company’s plastic blow-molded container business have been reclassified to discontinued operations as a result of the October 2004 sale of that business.

(b)           Amount for 2004 includes a gain of $20.6 million ($14.5 million after tax) for the sale of certain real property.  The aftertax effect of this gain is an increase in earnings per share of $0.10.

(c)           Amount for 2003 includes a charge of $13.2 million ($8.2 million after tax) for note repurchase premiums and a charge of $1.3 million ($0.9 million after tax) for the write-off of finance fees related to debt that was repaid prior to its maturity.  The aftertax effect of these charges is a reduction in earnings per share of $0.06.

(d)           Amount for 2003 includes a second quarter charge of $37.4 million ($37.4 million after tax) from the loss on the sale of long-term notes receivable.  The aftertax effect of this charge is a reduction in earnings per share of $0.25.

Amount for 2003 includes third quarter charges of $37.4 million ($23.4 million after tax) for the estimated loss on the sale of certain closures assets and $28.5 million ($17.8 million after tax) for the permanent closure of the Hayward, California glass container factory.  The after-tax effect of these two charges is a reduction in earnings per share of $0.28.

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data (a)

(Dollars in millions)

	Three months ended September 30,
	2004	2003
Selected Segment Information

Net sales:
Glass Containers	$1,544.0	$1,111.3
Plastics Packaging	173.8	202.1

Segment and consolidated net sales	$1,717.8	$1,313.4

Product Segment EBIT (b):
Glass Containers (c)	$210.8	$206.7
Plastics Packaging (d)	29.5	24.3

Product Segment EBIT	240.3	231.0
Eliminations and other retained items	(18.8)	(23.5)

Segment EBIT	$221.5	$207.5

Selected Cash Flow Information

Depreciation:
Continuing operations	$121.4	$97.9
Discontinued operations	7.0	20.6

Amortization of intangibles and other deferred items:
Continuing operations	$5.6	$4.0
Discontinued operations	0.7	1.8

Additions to property, plant, and equipment:
Continuing operations	$99.2	$75.5
Discontinued operations	10.5	19.8

Asbestos-related payments	$54.4	$57.3

Asbestos-related insurance proceeds	$—	$0.2

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data (a)

(Dollars in millions)

	Nine months ended September 30,
	2004	2003
Selected Segment Information

Net sales:
Glass Containers	$3,826.1	$3,116.5
Plastics Packaging	576.6	595.0

Segment and consolidated net sales	$4,402.7	$3,711.5

Product Segment EBIT (b):
Glass Containers (c)(e)(f)	$564.8	$516.9
Plastics Packaging (d)	95.3	74.4

Product Segment EBIT	660.1	591.3
Eliminations and other retained items	(71.2)	(65.0)

Segment EBIT	$588.9	$526.3

Selected Cash Flow Information

Depreciation:
Continuing operations	$319.2	$289.4
Discontinued operations	49.5	60.6

Amortization of intangibles and other deferred items:
Continuing operations	$17.6	$14.9
Discontinued operations	4.6	5.4

Additions to property, plant, and equipment:
Continuing operations	$268.5	$242.5
Discontinued operations	25.1	73.5

Asbestos-related payments	$150.3	$157.2

Asbestos-related insurance proceeds	$0.4	$5.0

Selected Balance Sheet Information
	Sept. 30, 2004	Sept. 30, 2003

Total debt	$6,586.9	$5,502.4

Share owners’ equity	$1,202.2	$1,924.1

Cash	$262.1	$148.3

Short term investments	$61.9	$28.9

(a)           Amounts related to the Company’s plastic blow-molded container business have been reclassified from the Plastics Packaging segment to discontinued operations as a result of the October 2004 sale of that business.

(b)           EBIT consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners’ interests in earnings of subsidiaries.  Segment EBIT excludes amounts related to certain items that management considers not representative of ongoing operations.

The Company presents EBIT because management believes that it provides investors with a measure of operating performance without regard to level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to EBIT is net earnings.  The Company presents Segment EBIT because management uses the measure, in combination with selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation of segment and consolidated EBIT to earnings from continuing operations is as follows (dollars in millions):

	Three months ended September 30,
	2004	2003

Segment EBIT	$221.5	$207.5
Permanent closure of the Hayward, California glass container factory		(28.5)
Estimated loss on the sale of the certain closures assets		(37.4)
Consolidated EBIT	221.5	141.6
Interest income	3.5	3.2
Interest expense	(120.8)	(105.1)
Provision for income taxes	(29.8)	(4.0)
Minority share owner’s interests in earnings of subsidiaries	(8.7)	(8.0)
Earnings from continuing operations	$65.7	$27.7

	Nine months ended September 30,
	2004	2003

Segment EBIT	$588.9	$526.3
Gain on the sale of certain real property	20.6
Permanent closure of the Hayward, California glass container factory		(28.5)
Estimated loss on the sale of the certain closures assets		(37.4)
Loss on the sale of notes receivable		(37.4)
Consolidated EBIT	609.5	423.0
Interest income	10.2	17.3
Interest expense	(324.4)	(324.9)
Provision for income taxes	(82.7)	(36.7)
Minority share owner’s interests in earnings of subsidiaries	(22.2)	(16.7)
Earnings from continuing operations	$190.4	$62.0

(c)           Amount for 2003 excludes a charge of $28.5 million for the permanent closure of the Hayward, California glass container factory.

(d)           Amount for 2003 excludes a charge of $37.4 million for the estimated loss on the sale of certain closures assets.

(e)           Amount for 2004 excludes a gain of $20.6 million for the sale of certain real property.

(f)            Amount for 2003 excludes charges of $37.4 million for the loss on the sale of long-term notes receivable.